Exhibit 99




MANAGEMENT'S REPORT
Savannah Electric and Power Company 1996 Annual Report

The management of Savannah Electric and Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of three directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

     In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with generally accepted accounting principles.






/s/Arthur M. Gignilliat, Jr.
Arthur M. Gignilliat, Jr.
President
and Chief Executive Officer


/s/K. R. Willis
K. R. Willis
Vice-President
Treasurer and Chief Financial Officer


February 12, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Savannah Electric and Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1996 and 1995, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 8-20) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP

Atlanta, Georgia
February 12, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION
Savannah Electric and Power Company 1996 Annual Report


RESULTS OF OPERATIONS

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 1996 totaled $23.9 million, representing a $0.5 million increase over the prior year. This 2.3 percent improvement in earnings over 1995 is principally the result of increased retail energy sales primarily attributable to an increase in the number of customers served.

     In 1995, earnings were $23.4 million, representing a $1.3 million (5.8 percent) increase from the prior year. This was primarily due to higher retail energy sales as a result of exceptionally hot summer weather.

Revenues

Total revenues for 1996 were $234.1 million, reflecting a 3.7 percent increase compared to 1995. The following table summarizes revenue increases and decreases compared to prior years:

                                       Increase (Decrease)
                                         From Prior Year
                               --------------------------------------
                                    1996        1995        1994
                               --------------------------------------
  Retail --                               (in thousands)
     Sales growth                $ 3,679      $ 1,068     $ 7,884
     Weather                      (2,813)       6,232      (6,589)
     Fuel cost recovery
       and other                  12,365        6,177      (9,214)
  -------------------------------------------------------------------
  Total retail                    13,231       13,477      (7,919)
  -------------------------------------------------------------------
  Sales for resale--
     Non-affiliates                  147       (2,935)     (1,235)
     Affiliates                   (4,070)         754       4,013
  -------------------------------------------------------------------
  Total sales for resale          (3,923)      (2,181)      2,778
  -------------------------------------------------------------------
  Other operating revenues          (963)       2,648      (1,516)
  -------------------------------------------------------------------
  Total operating revenues       $ 8,345      $13,944     $(6,657)
  ===================================================================
  Percent change                     3.7%         6.6%       (3.0)%
  -------------------------------------------------------------------

     Retail revenues increased 6.2 percent in 1996, compared to an increase of
6.7 percent in 1995. The increase in 1996 retail revenues is attributable to an increase in the number of customers served and an increase in fuel cost recovery revenues. Industrial energy sales were lower primarily due to a decrease in the demand of a major customer. Under the Company's fuel cost recovery provisions, fuel revenues--including purchased energy--generally equal fuel expense and have no effect on earnings. The $1.0 million decrease in other operating revenues reflects the elimination of the demand-side management rider in 1995. Revenues from demand-side management riders (included in retail revenues) recovered demand-side management program costs and had little impact on earnings. See Note 3 to the financial statements for further information on the Company's demand-side management programs.

    The increase in 1995 retail revenues was attributable to hot summer weather, an increase in the number of customers served, higher demand in the industrial sector, and an increase in fuel cost recovery revenues.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Capacity revenues continued to decrease in 1996 primarily as a result of the scheduled decline in megawatts of capacity under contract. The capacity and energy components were as follows:

                         1996       1995        1994
                     ---------------------------------
                                (in thousands)
Capacity               $    2     $    3      $  448
Energy                  1,329      1,250       3,052
------------------------------------------------------
Total                  $1,331     $1,253      $3,500
======================================================

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

Savannah Electric and Power Company 1996 Annual Report


     Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1996 and the percent change by year were as follows:

                          KWH                Percent Change
                      ------------     ---------------------------
                         1996             1996    1995      1994
                      ------------     ---------------------------
                       (millions)
Residential                 1,457         3.9%     8.0%     (2.3)%
Commercial                  1,141         3.8      5.1       2.9
Industrial                    839        (5.5)    11.0      (6.4)
Other                         126         0.1      5.4       3.1
                      ------------
Total retail                3,563         1.4      7.7      (1.6)
Sales for resale
  Non-affiliates               91         4.4    (56.5)    (18.4)
  Affiliates                   42       (34.4)   (31.5)     23.4
                      ------------
Total                       3,696         0.8%     3.1%     (2.2)%
==================================================================

Expenses

Total operating expenses for 1996 were $195.2 million, reflecting an $7.7 million increase over 1995. Major components of this increase include $5.3 million in purchased power from affiliates and $3.8 million in fuel, partially offset by a $1.2 million reduction in other operation expenses. The increase in purchased power from affiliates was due to an increase in the unit cost of purchased power. The increase in fuel expense was primarily attributable to higher generation and an increase in the unit cost of gas. The reduction in other operation expense primarily resulted from the demand-side management program being discontinued in December 1995.

     In 1995, total operating expenses were $187.5 million, reflecting an $11.8 million increase from 1994. This increase includes $6.8 million in fuel, $3.6 million in other operation, $1.1 million in maintenance, and $1.1 million in depreciation and amortization, partially offset by a $2.6 million reduction in purchased power from affiliates. The increase in fuel expense was primarily attributable to the exceptionally hot summer weather, which not only increased generation but also necessitated greater use of more costly gas-fired sources of generation. The increase in other operation expense was due to increased expenses related to demand-side management programs and employee incentive compensation programs. The increase in maintenance expense reflects maintenance performed at Plants Kraft and McIntosh during 1995, and the increase in depreciation and amortization reflects the completion in 1994 of two combustion turbine units.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed and the availability of units.

     The amount and sources of energy supply, the average cost of fuel per net kilowatt-hour generated, the average cost of purchased power per net kilowatt-hour, and the total average cost of energy supply were as follows:

                                         1996     1995     1994
                                      --------------------------
 Total energy supply
    (millions of kilowatt-hours)        3,917    3,908    3,768
 Sources of energy supply
    (percent) --
      Coal                                 28       24       18
      Oil                                   -        -        1
      Gas                                   3        6        1
      Purchased Power                      69       70       80
 Average cost of fuel per net
    kilowatt-hour generated
    (cents) --
      Coal                               1.76     1.77     2.19
      Oil                                5.79     5.14     3.89
      Gas                                8.89     3.76     5.19
 Average cost of purchased
    power per net kilowatt-
    hour (cents)                         2.25     2.02     1.92
 Total average cost of
    energy supply                        2.30     2.07     2.02
 ---------------------------------------------------------------

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Savannah Electric and Power Company 1996 Annual Report


Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated, more competitive environment.

     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. However, the Energy Policy Act of 1992 (Energy Act) is having a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities.

   Various federal and state initiatives designed to promote wholesale and retail competition, among other things, include proposals that would allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Certain initiatives could result in a change in the ownership and/or operation of generation and transmission facilities. Numerous issues must be resolved, including significant ones relating to transmission pricing and recovery of stranded investments. Being a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

     The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

     Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters."

     Rates to retail customers served by the Company are regulated by the Georgia Public Service Commission (GPSC). As part of the Company's most recent rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. The Company is currently undergoing an earnings review by the GPSC, and to date, the GPSC has made no determination.

     In August 1995, the GPSC ordered the phase out of the Company's demand-side management programs effective December 31, 1995 and the elimination of demand-side management rate riders effective October 1, 1995. In June 1996, the Company refunded to customers approximately $0.3 million which had been overcollected from the rate riders.

FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition in 1996 was the addition of $29 million to utility plant. The funds needed for gross property additions are currently provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes and from financing activities. See Statements of Cash Flows for additional information.

Savannah Electric and Power Company 1996 Annual Report

Capital Structure

As of December 31, 1996, the Company's capital structure consisted of 46.7 percent common equity, 9.5 percent preferred stock and 43.8 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common equity at 48 percent, preferred stock at 10 percent and debt at 42 percent.

     In May 1996, the Company issued $20 million of 6.90% first mortgage bonds maturing in 2006 and $10 million of 6.88% term notes maturing in 2001. Maturities and retirements of long-term debt were $29 million in 1996, $29 million in 1995 and $5 million in 1994.

     In March 1996, the Company entered into a fifteen year variable rate capital lease agreement with the Savannah Economic Development Authority for a coal ship docking and unloading facility at Plant Kraft.

     The composite interest rates and dividend rate for the years 1994 through 1996 as of year-end were as follows:

                                    1996        1995      1994
                                -------------------------------
Composite interest rates
   on long-term debt                 7.0%       7.5%      8.0%
Preferred stock dividend rate        6.6%       6.6%      6.6%
---------------------------------------------------------------

     The Company's current securities ratings are as follows:

                                                      Standard
                                         Moody's      & Poor's
                                       --------------------------

First Mortgage Bonds                       A1                A+
Preferred Stock                           "a2"               A
-----------------------------------------------------------------

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $72 million ($26 million in 1997, $22 million in 1998, and $24 million in 1999). Actual construction costs may vary from this estimate because of factors such as changes in: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. The Company does not have any traditional baseload generating plants under construction, and current energy demand forecasts do not require any additional traditional baseload facilities until well into the future. Construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $21.6 million will be needed by the end of 1999 for maturities of long-term debt and present sinking fund requirements.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act--the acid rain compliance provision of the law--impacts the Company and other subsidiaries of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units, which included four of the Company's units, were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

     In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

     Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Phase I compliance totaled approximately $2 million for Savannah Electric.

Savannah Electric and Power Company 1996 Annual Report


     For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet Phase II limits. Therefore, current compliance strategy could require total Phase II estimated construction expenditures of approximately $4 million for the Company. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

     An increase of up to 1 percent in annual revenue requirements from customers could be necessary to fully recover the Company's cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

     A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: revisions to the ambient air quality standards for ozone and particulate matter; emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and will recognize in the financial statements any costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

     Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation--if any--will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 1996, the Company had $5.2 million of cash and $20.5 million of unused short-term credit arrangements with banks to meet its short-term cash needs. Revolving credit arrangements of $20 million, which expire December 31, 1998, are also used to meet short-term cash needs and to provide additional interim funding for the Company's construction program. Of the revolving credit arrangements, $15 million remained unused at December 31, 1996.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations and the sale of additional first mortgage bonds and preferred stock and capital contributions from Southern Company. The Company is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.


STATEMENTS OF INCOME
For the Years Ended December 31, 1996, 1995, and 1994
Savannah Electric and Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
                                                                                           1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Operating Revenues (Notes 1 and 3):
Revenues                                                                               $230,944        $218,529        $205,339
Revenues from affiliates                                                                  3,130           7,200           6,446
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                                234,074         225,729         211,785
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
   Fuel                                                                                  29,139          25,386          18,555
   Purchased power from non-affiliates                                                    2,350           2,139           1,839
   Purchased power from affiliates                                                       58,591          53,252          55,822
   Other                                                                                 44,007          45,214          41,623
Maintenance                                                                              14,140          13,668          12,560
Depreciation and amortization (Note 1)                                                   19,113          18,949          17,854
Taxes other than income taxes                                                            11,675          11,465          11,074
Federal and state income taxes (Notes 1 and 6)                                           16,175          17,378          16,289
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                                195,190         187,451         175,616
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                         38,884          38,278          36,169
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)                                317             163             831
Interest income                                                                             201             164              54
Other, net                                                                               (1,756)           (618)         (1,032)
Income taxes applicable to other income (Notes 1 and 6)                                   1,034             651             864
--------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                           38,680          38,638          36,886
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                               11,563          12,380          12,585
Allowance for debt funds used during construction (Note 1)                                 (333)           (450)         (1,225)
Interest on notes payable                                                                   229             135             205
Amortization of debt discount, premium, and expense, net                                    579             448             550
Other interest charges                                                                      378             406             337
--------------------------------------------------------------------------------------------------------------------------------
Net interest charges                                                                     12,416          12,919          12,452
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               26,264          25,719          24,434
Dividends on Preferred Stock                                                              2,324           2,324           2,324
================================================================================================================================
Net Income After Dividends on Preferred Stock                                          $ 23,940        $ 23,395        $ 22,110
================================================================================================================================


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1996, 1995, and 1994

--------------------------------------------------------------------------------------------------------------------------------
                                                                                           1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)

Balance at Beginning of Period                                                         $105,033        $ 99,216        $ 93,479
Net income after dividends on preferred stock                                            23,940          23,395          22,110
Cash dividends on common stock                                                          (19,600)        (17,600)        (16,300)
Preferred stock transactions, net                                                             -              22             (73)
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period (Note 10)                                                     $109,373        $105,033        $ 99,216
================================================================================================================================
The accompanying notes are an integral part of these statements.





STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1996, 1995, and 1994
Savannah Electric and Power Company 1996 Annual Report

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1996             1995              1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (in thousands)
Operating Activities:
Net income                                                                            $ 26,264         $ 25,719          $ 24,434
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                                  20,246           20,535            19,353
         Deferred income taxes and investment tax credits                                7,482            4,359             1,625
         Allowance for equity funds used during construction                              (317)            (163)             (831)
         Other, net                                                                        705               35               826
         Changes in certain current assets and liabilities --
            Receivables, net                                                              (641)          (6,241)           18,481
            Inventories                                                                    410            2,318             1,144
            Payables                                                                     4,242            2,213           (19,957)
            Other                                                                       (5,953)          (1,848)             (117)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                             52,438           46,927            44,958
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                               (28,950)         (26,503)          (30,078)
Other                                                                                   (3,173)           3,198              (841)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                 (32,123)         (23,305)          (30,919)
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     First mortgage bonds                                                               20,000           15,000                 -
     Other long-term debt                                                               17,000           33,500             8,500
Retirements:
     First mortgage bonds                                                              (29,400)         (29,250)           (5,065)
     Other long-term debt                                                                 (397)         (23,003)             (823)
Notes payable, net                                                                       1,000            1,500              (500)
Payment of preferred stock dividends                                                    (2,324)          (2,324)           (2,129)
Payment of common stock dividends                                                      (19,600)         (17,600)          (16,300)
Miscellaneous                                                                           (2,257)          (2,131)              (74)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                 (15,978)         (24,308)          (16,391)
-----------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                     4,337             (686)           (2,352)
Cash and Cash Equivalents at Beginning of Year                                             877            1,563             3,915
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                              $ 5,214          $    877          $  1,563
===================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for-
     Interest (net of amount capitalized)                                             $ 12,960         $ 12,775          $ 11,579
     Income taxes                                                                       10,926           11,316            14,441
-----------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.




BALANCE SHEETS
At December 31, 1996 and 1995
Savannah Electric and Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------------

Assets                                                                                              1996                   1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)
Utility Plant:
Plant in service, at original cost (Notes 1, 4, 5, and 8)                                       $739,461               $715,146
Less accumulated provision for depreciation                                                      304,760                287,004
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 434,701                428,142
Construction work in progress                                                                     13,463                  6,707
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            448,164                434,849
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                     1,785                  1,788
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                          5,214                    877
Special deposits                                                                                   1,395                      -
Receivables-
   Customer accounts receivable                                                                   18,827                 19,574
   Other accounts and notes receivable                                                               769                  7,251
   Affiliated companies                                                                              844                    614
   Accumulated provision for uncollectible accounts                                                 (632)                  (983)
   Fuel cost under recovery                                                                        7,289                      -
Fossil fuel stock, at average cost                                                                 5,892                  6,076
Materials and supplies, at average cost (Note 1)                                                   8,013                  8,239
Prepayments                                                                                        6,135                  6,467
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             53,746                 48,115
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 6)                                                 19,167                 21,557
Premium on reacquired debt, being amortized                                                        7,142                  5,316
Cash surrender value of life insurance for deferred compensation plans                            10,288                  8,560
Miscellaneous                                                                                      2,003                  4,477
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             38,600                 39,910
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                    $542,295               $524,662
================================================================================================================================
The accompanying notes are an integral part of these statements.


 BALANCE SHEETS
At December 31, 1996 and 1995
Savannah Electric and Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities                                                                      1996                   1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                                             $172,284               $167,812
Preferred stock                                                                                   35,000                 35,000
Long-term debt                                                                                   161,801                153,679
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            369,085                356,491
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year (Note 9)                                                    637                  1,407
Notes payable (Note 5)                                                                             5,000                  4,000
Accounts payable-
   Affiliated companies                                                                            6,374                  5,742
   Other                                                                                          10,201                  5,620
Fuel cost over recovery                                                                                -                    865
Customer deposits                                                                                  5,232                  5,054
Taxes accrued-
   Federal and state income                                                                            -                    570
   Other                                                                                           1,015                  1,014
Interest accrued                                                                                   5,275                  6,331
Vacation pay accrued                                                                               2,038                  1,916
Miscellaneous                                                                                      7,470                  5,870
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             43,242                 38,389
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 6)                                                        76,654                 74,152
Accumulated deferred investment tax credits (Note 6)                                              13,271                 13,934
Deferred credits related to income taxes (Note 6)                                                 22,792                 24,419
Deferred compensation plans                                                                        8,602                  7,690
Deferred under-funded accrued benefit obligation (Note 2)                                              -                  2,123
Postretirement benefits                                                                            5,472                  4,728
Miscellaneous                                                                                      3,177                  2,736
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            129,968                129,782
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 4, 5, and 8)
Total Capitalization and Liabilities                                                            $542,295               $524,662
================================================================================================================================
The accompanying notes are an integral part of these statements.





STATEMENTS OF CAPITALIZATION
At December 31, 1996 and 1995
Savannah Electric and Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
                                                                               1996            1995        1996        1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                  (in thousands)            (percent of total)
Common Stock Equity (Notes 2 and 10):
Common stock, par value $5 per share --
     Authorized -- 16,000,000 shares
     Outstanding -- 10,844,635 shares in
         1996 and 1995                                                     $ 54,223        $ 54,223
Paid-in capital                                                               8,688           8,688
Additional minimum liability
     for under-funded pension obligations                                         -            (132)
Retained earnings                                                           109,373         105,033
--------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                   172,284         167,812          46.7%       47.1%
--------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock (Note 7):
$25 par value --
     Authorized -- 2,200,000 shares
         6.64% Series -- Outstanding -- 1,400,000 shares                     35,000          35,000
--------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,324,000)                            35,000          35,000           9.5         9.8
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt (Note 8):
First mortgage bonds --
     Maturity                         Interest Rates
     July 1, 2003                     6 3/8%                                 20,000          20,000
     May 1, 2006                      6.90%                                  20,000               -
     July 1, 2021                     9 3/8%                                      -          29,400
     July 1, 2022                     8.30%                                  30,000          30,000
     July 1, 2023                     7.40%                                  25,000          25,000
     May 1, 2025                      7 7/8%                                 15,000          15,000
--------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                  110,000         119,400
Pollution control obligations (Note 8)                                       17,955          17,955
Other long-term debt (Note 8)                                                37,088          20,485
Unamortized debt premium (discount), net                                     (2,605)         (2,754)
--------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $11,526,000)                                            162,438         155,086
Less amount due within one year (Note 9)                                        637           1,407
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                         161,801         153,679          43.8        43.1
--------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                       $369,085        $356,491         100.0%      100.0%
================================================================================================================================
The accompanying notes are an integral part of these statements.


Savannah Electric and Power Company 1996 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Savannah Electric and Power Company (the Company), is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development) and other direct and indirect subsidiaries. The operating companies provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns, and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

     Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the GPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

     Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                         1996          1995
                                    ---------------------------
                                            (in thousands)
Deferred income taxes                  $ 19,167      $ 21,557
Premium on reacquired debt                7,142         5,316
Deferred income tax credits             (22,792)      (24,419)
---------------------------------------------------------------
Total                                  $  3,517      $  2,454
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs and purchased power capacity costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

     The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1996, uncollectible accounts continued to average less than 1 percent of revenues.

Savannah Electric and Power Company 1996 Annual Report


Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
2.8 percent in 1996 and 2.9 percent in 1995 and 1994. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost--together with the cost of removal, less salvage--is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities.

Income Taxes

The Company, which is included in the consolidated federal income tax return filed by Southern Company, uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction
    (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 8.69 percent in 1996, 7.42 percent in 1995 and 8.04 percent in 1994.

Utility Plant

Utility plant is stated at original cost, which includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and AFUDC. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not equal fair value at December 31 were as follows:

                                         Long-Term Debt
                                    --------------------------
                                      Carrying           Fair
Year                                    Amount          Value
                                    --------------------------
                                             (in millions)
1996                                      $155           $161
1995                                       154            165
--------------------------------------------------------------

     The fair values for long-term debt were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Storm Damage Reserve

In December 1995, in response to a request by the Company, the GPSC issued an order allowing the Company to establish a Storm Damage Reserve. As of December 31, 1996, the accumulated provision amounted to $0.9 million. Regulatory treatment by the GPSC allows the Company to accrue up to an additional $0.6 million per year.

Savannah Electric and Power Company 1996 Annual Report


2.   RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "projected unit credit" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations and to the extent required by the GPSC and the FERC. Amounts funded are primarily invested in debt and equity securities and money market funds.

     FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.


Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                  Pension
                                        ------------------------
                                               1996        1995
                                        ------------------------
                                               (in thousands)
Actuarial present value of benefit
 obligation:
      Vested benefits                       $39,270     $38,169
      Non-vested benefits                     2,939       2,585
----------------------------------------------------------------
Accumulated benefit obligation               42,209      40,754
Additional amounts related to
   projected salary increases                 7,705       7,786
----------------------------------------------------------------
Projected benefit obligation                 49,914      48,540
Less:
   Fair value of plan assets                 42,430      36,836
   Unrecognized net loss                      7,252       9,606
   Unrecognized prior service cost            1,240       1,375
   Unrecognized net transition
     obligation                                 444         532
Adjustment required to
   recognize additional
   minimum liability                              -       3,727
----------------------------------------------------------------
(Prepaid asset) accrued liability
   recognized in the Balance Sheets         $(1,452)    $ 3,918
================================================================

     The weighted average rates assumed in the actuarial calculations for the pension plan were:

                                       1996     1995     1994
                                      ------------------------
  Discount                             7.25%    7.25%    8.00%
  Annual salary increase               4.75     4.75     5.25
  Long-term return on plan assets      8.75     8.75     9.00
  ---------------------------------------------------------------

Savannah Electric and Power Company 1996 Annual Report


     In accordance with Statement No. 87, an additional liability related to an under-funded accumulated benefit obligations was reflected at December 31, 1995. A corresponding net-of-tax balance of $0.1 million was recognized as a separate component of Common Stock Equity in the 1995 Statement of Capitalization.

                                         Postretirement
                                            Benefits
                                     ------------------------
                                         1996           1995
                                     ------------------------
                                         (in thousands)
Actuarial present value of benefit
   obligation:
     Retirees and dependents          $12,442        $13,560
     Employees eligible to retire       1,614          1,471
     Other employees                    6,464          5,966
-------------------------------------------------------------
Accumulated benefit obligation         20,520         20,997
Less:
   Fair value of plan assets            2,473          1,443
   Unrecognized net loss                4,835          5,719
   Unrecognized transition
     obligation                         7,900          9,135
-------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                 $ 5,312        $ 4,700
=============================================================

     In 1995, the Company announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the Company will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $3.1 million.

     The weighted average rates assumed in the actuarial calculations for the postretirement benefit plans were:

                                          1996        1995
                                         -------------------
Discount                                  7.75%       7.25%
Long-term return on plan assets           8.50        8.50
------------------------------------------------------------


     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.3 percent for 1996, decreasing gradually to 5.8 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1996, by $1.2 million and the aggregate of the service and interest cost components of the net postretirement cost by $0.1 million.

     Components of the plans' net costs are shown below:

                                                 Pension
                                      ------------------------------
                                          1996       1995     1994
                                      ------------------------------
                                                (in thousands)
Benefits earned during the year          $1,352    $1,188    $1,192
Interest cost on projected
   benefit obligation                     3,389     3,395     3,279
Actual (return) loss on plan assets      (4,852)   (5,791)       27
Net amortization and deferral             2,439     4,125    (1,474)
--------------------------------------------------------------------
Net pension cost                         $2,328    $2,917    $3,024
====================================================================

     Of the above net pension costs, $2.0 million in 1996, $2.4 million in 1995 and $2.6 million in 1994 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                              Postretirement
                                                 Benefits
                                      ------------------------------
                                          1996       1995     1994
                                      ------------------------------
                                              (in thousands)
Benefits earned during the year         $  360     $  504    $  632
Interest cost on accumulated
  benefit obligation                     1,422      1,638     1,492
Amortization of transition
  obligation                               494        723       723
Actual (return) loss on plan assets       (145)       (34)        6
Net amortization and deferral              187         93       111
--------------------------------------------------------------------
Net postretirement costs                $2,318     $2,924    $2,964
--------------------------------------------------------------------

     Of the above net postretirement costs, $2.0 million in 1996, $2.4 million in 1995 and $2.4 million in 1994 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

Savannah Electric and Power Company 1996 Annual Report


     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation. Benefit costs associated with this plan were $0.4 million for 1996, 1995 and 1994.

3.  REGULATORY MATTERS

Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's most recent rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. The Company is currently undergoing an earnings review by the GPSC, and to date, the GPSC has made no determination.

     In August 1995, the GPSC ordered the phase out of the Company's demand-side management programs effective December 31, 1995 and the elimination of demand-side management rate riders effective October 1, 1995. In June 1996, the Company refunded to customers approximately $0.3 million which had been overcollected from the rate rider.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, currently estimated to total $26 million in 1997, $22 million in 1998 and $24 million in 1999. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing cost of labor, equipment and materials; and changes in cost of capital. The Company does not have any traditional baseload generating plants under construction. However, construction related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants will continue.

5.  FINANCING AND COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt, preferred stock and capital contributions from Southern Company.

     The amounts of long-term debt and preferred stock that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations and other factors.

Bank Credit Arrangements

At the end of 1996, unused credit arrangements with five banks totaled $20.5 million and expire at various times during 1997.

     The Company's revolving credit arrangements of $20 million, of which $15 million remained unused as of December 31, 1996, expire December 31, 1998. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises. A second lien for $10 million of bank debt is secured by a portion of the Plant Kraft property.

Savannah Electric and Power Company 1996 Annual Report



Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $1.6 million for 1996, $1.3 million for 1995, and $1.5 million for 1994. The Company entered into a 22.5 year lease agreement effective December 1, 1995 for 100 new aluminum rail cars at an annual cost of approximately $0.5 million. The rail cars are used to transport coal to one of the Company's generating plants.

     At December 31, 1996, estimated future minimum lease payments for non-cancelable operating leases were as follows:

                                               Amounts
                                         --------------------
                                           (in thousands)
1997                                         $1,413
1998                                          1,135
1999                                            497
2000                                            485
2001                                            483
2002 and thereafter                           7,935
-------------------------------------------------------------

6.  INCOME TAXES

At December 31, 1996, tax-related regulatory assets and liabilities were $19 million and $23 million, respectively. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.


     Details of the federal and state income tax provisions are as follows:

                                       1996      1995       1994
                                 --------------------------------
                                           (in thousands)
Total provision for income taxes
Federal --
   Currently payable                $ 7,084   $10,427    $11,736
   Deferred  -- current year          8,216     5,290      2,106
             -- reversal of
                prior years          (1,989)   (1,661)      (755)
-----------------------------------------------------------------
                                     13,311    14,056     13,087
-----------------------------------------------------------------
State --
   Currently payable                    575     1,941      2,064
   Deferred  -- current year          1,216       695        188
             -- reversal of
                prior years              39        35         86
-----------------------------------------------------------------
                                      1,830     2,671      2,338
-----------------------------------------------------------------
Total                                15,141    16,727     15,425
Less income taxes credited
   to other income                   (1,034)     (651)      (864)
-----------------------------------------------------------------
Total income taxes
   charged to operations            $16,175   $17,378    $16,289
=================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1996       1995
                                            --------------------
Deferred tax liabilities:                       (in thousands)
   Accelerated depreciation                  $67,104    $62,822
   Property basis differences                  9,550     11,330
   Other                                       5,703      1,511
----------------------------------------------------------------
Total                                         82,357     75,663
----------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  5,183      3,660
   Other                                       2,186      3,818
----------------------------------------------------------------
Total                                          7,369      7,478
----------------------------------------------------------------
Net deferred tax liabilities                  74,988     68,185
Portions included in current assets, net       1,666      5,967
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $76,654    $74,152
================================================================

     Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $0.7 million in 1996, 1995 and 1994. At December 31, 1996, all investment tax credits available to reduce federal income taxes payable had been utilized.

Savannah Electric and Power Company 1996 Annual Report


     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                      1996        1995    1994
                                    -----------------------------
   Federal statutory tax rate           35%         35%     35%
   State income tax, net of
      federal income tax benefit         3           4       4
   Other                                (1)          -       -
   --------------------------------------------------------------
   Effective income tax rate            37%         39%     39%
   ==============================================================

     Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

7.  CUMULATIVE PREFERRED STOCK

The Company has outstanding 1,400,000 shares of 6.64% Series Preferred Stock which has redemption provisions of $26.66 per share plus accrued dividends if redeemed on or prior to November 1, 1998, and redemption provisions of $25 per share plus accrued dividends thereafter. Cumulative preferred stock dividends are preferential to the payment of dividends on common stock.

8.  LONG-TERM DEBT

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

     In May 1996, the Company issued $20 million in 6.90% Series First Mortgage Bonds maturing in 2006 and $10 million of 6.88% term notes maturing in 2001. Using the proceeds from such sales, the Company redeemed in July 1996 all of its remaining outstanding 9 3/8% Series First Mortgage Bonds due July 2021.

     The sinking fund requirements of first mortgage bonds were satisfied by cash redemption in 1996 and 1995. The 1997 requirement will be satisfied by certifying property additions. Sinking fund requirements and/or maturities through 2001 applicable to long-term debt are as follows: $0.6 million in 1997; $20.5 million in 1998; $0.5 million in 1999; $0.4 million in 2000; and $10.4 million in 2001.

     Details of pollution control obligations and other long-term debt at December 31 are as follows:

                                             1996        1995
                                         -----------------------
                                             (in thousands)
Collateralized obligations incurred in
  connection with the sale by public
  authorities of tax-exempt pollution
  control revenue bonds --
   Variable rate (3.20% at 1/1/97)
     due 2016                              $ 4,085     $ 4,085
   6 3/4% due 2022                          13,870      13,870
Capital lease obligations --
   Coal unloading facility
     Variable rate (5.60% at 1/1/97)         6,667           -
   Transportation fleet                        421         485
Notes Payable --
   6.88% due 2001                           10,000           -
   Variable rate (5.75% at 1/1/97)
     due 1998                               15,000      15,000
   Variable rate (5.73% at 1/1/97)
     due 1998                                5,000       5,000
----------------------------------------------------------------
Total                                      $55,043     $38,440
================================================================

     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

     In March 1996, the Company entered into a fifteen year variable rate capital lease agreement with the Savannah Economic Development Authority for a coal ship docking and unloading facility at Plant Kraft.

Savannah Electric and Power Company 1996 Annual Report



     The Company leased combustion turbine generating equipment under a non-cancelable lease that expired in 1995. In December 1995, the Company exercised its option to purchase this equipment. The Company currently leases a portion of its transportation fleet. Under the terms of these leases, the Company is responsible for taxes, insurance and other expenses.

9.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                1996         1995
                                             ----------------------
                                                   (in thousands)
Bond sinking fund requirement                   $1,100       $1,200
Less:
   Portion to be satisfied by
     certifying property additions               1,100            -
--------------------------------------------------------------------
Cash sinking fund requirement                        -        1,200
Other long-term debt maturities (Note 9)           637          207
--------------------------------------------------------------------
Total                                           $  637       $1,407
====================================================================

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the Indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.


10.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's Charter and Indenture contain certain limitations on the payment of cash dividends on preferred and common stocks. At December 31, 1996, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.

11.  QUARTERLY FINANCIAL INFORMATION        (Unaudited)

Summarized quarterly financial data for 1996 and 1995 are as follows (in thousands):

                                                Net Income After
                       Operating    Operating     Dividends on
Quarter Ended           Revenue      Income     Preferred Stock
-----------------------------------------------------------------

March 1996              $50,575      $ 6,562        $  2,740
June 1996                61,906        9,786           5,859
September 1996           73,359       16,542          12,815
December 1996            48,234        5,994           2,526

March 1995              $46,743      $ 6,468        $  2,420
June 1995                57,673        9,920           6,041
September 1995           73,449       16,438          12,693
December 1995            47,864        5,452           2,241
------------------- ------------ ------------ -------------------

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.



SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1996 Annual Report


---------------------------------------------------------------------------------------------------------------------
                                                                                    1996          1995          1994
---------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                               $234,074      $225,729      $211,785
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                           $23,940       $23,395       $22,110
Cash Dividends on Common Stock (in thousands)                                    $19,600       $17,600       $16,300
Return on Average Common Equity (percent)                                          14.08         14.20         14.00
Total Assets (in thousands)                                                     $542,295      $524,662      $518,305
Gross Property Additions (in thousands)                                          $28,950       $26,503       $30,078
---------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $172,284      $167,812      $161,581
Preferred stock                                                                   35,000        35,000        35,000
Preferred and preference stock subject
     to mandatory redemption                                                           -             -             -
Long-term debt                                                                   161,801       153,679       155,922
---------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $369,085      $356,491      $352,503
=====================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                 46.7          47.1          45.8
Preferred and preference stock                                                       9.5           9.8           9.9
Long-term debt                                                                      43.8          43.1          44.3
---------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0         100.0         100.0
=====================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                            20,000        15,000             -
Retired                                                                           29,400        29,250         5,065
Preferred and Preference Stock (in thousands):
Issued                                                                                 -             -             -
Retired                                                                                -             -             -
---------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                          A1            A1            A1
     Standard and Poor's                                                              A+            A+             A
Preferred Stock -
     Moody's                                                                         "a2"          "a2"          "a2"
     Standard and Poor's                                                               A             A            A-
---------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      106,657       104,624       103,199
Commercial                                                                        13,877        13,339        13,015
Industrial                                                                            65            65            65
Other                                                                              1,097         1,048         1,007
---------------------------------------------------------------------------------------------------------------------
Total                                                                            121,696       119,076       117,286
=====================================================================================================================
Employees (year-end)                                                                 571           584           616




Note:
NR = Not Rated


SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1996 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                          1993          1992          1991          1990
-------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                     $218,442      $197,761      $189,646      $205,635
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)                 $21,459       $20,512       $24,030       $26,254
Cash Dividends on Common Stock (in thousands)                          $21,000       $22,000       $22,000       $22,000
Return on Average Common Equity (percent)                                13.73         12.89         15.13         16.85
Total Assets (in thousands)                                           $527,187      $352,175      $352,505      $340,050
Gross Property Additions (in thousands)                                $72,858       $30,132       $19,478       $20,086
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                   $154,269      $158,376      $159,841      $157,811
Preferred stock                                                         35,000        20,000        20,000        20,000
Preferred and preference stock subject
     to mandatory redemption                                                 -             -             -             -
Long-term debt                                                         151,338       110,767       119,280       112,377
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                         $340,607      $289,143      $299,121      $290,188
=========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                       45.3          54.8          53.4          54.4
Preferred and preference stock                                            10.3           6.9           6.7           6.9
Long-term debt                                                            44.4          38.3          39.9          38.7
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            100.0         100.0         100.0         100.0
=========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  45,000        30,000        30,000             -
Retired                                                                      -        38,750        22,500         9,135
Preferred and Preference Stock (in thousands):
Issued                                                                  35,000             -             -             -
Retired                                                                 20,000             -             -         5,374
-------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                A1            A1            A1            A1
     Standard and Poor's                                                     A             A             A             A
Preferred Stock -
     Moody's                                                               "a2"          "a2"          "a2"          "a2"
     Standard and Poor's                                                    A-            A-            A-            A-
-------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                            101,032        99,164        97,446        96,452
Commercial                                                              12,702        12,416        12,153        12,045
Industrial                                                                  69            73            73            76
Other                                                                      957           940           897           867
-------------------------------------------------------------------------------------------------------------------------
Total                                                                  114,760       112,593       110,569       109,440
=========================================================================================================================
Employees (year-end)                                                       665           688           672           648




Note:
NR = Not Rated



                                                                22a


SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1996 Annual Report


----------------------------------------------------------------------------------------------------------------------
                                                                       1989          1988          1987          1986
----------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                  $201,799      $182,440      $174,707      $174,847
Net Income after Dividends
     on Preferred and Preference Stocks (in thousands)              $25,535       $24,272       $22,086       $20,452
Cash Dividends on Common Stock (in thousands)                       $20,000       $11,700       $10,741        $9,353
Return on Average Common Equity (percent)                             16.88         17.03         17.03         17.52
Total Assets (in thousands)                                        $349,887      $347,051      $340,109      $341,826
Gross Property Additions (in thousands)                             $18,831       $23,254       $32,276       $26,800
----------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                $153,737      $148,883      $136,207      $123,133
Preferred stock                                                      22,300        22,300         2,300         2,300
Preferred and preference stock subject
     to mandatory redemption                                          2,884         3,075         9,665        10,256
Long-term debt                                                      117,522        98,285       129,329       137,821
----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                      $296,443      $272,543      $277,501      $273,510
======================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                    51.9          54.6          49.1          45.0
Preferred and preference stock                                          8.5           9.3           4.3           4.6
Long-term debt                                                         39.6          36.1          46.6          50.4
----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                         100.0         100.0         100.0         100.0
======================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                               30,000             -             -        25,000
Retired                                                              18,275        12,231        10,239        10,160
Preferred and Preference Stock (in thousands):
Issued                                                                    -        20,000             -             -
Retired                                                               6,591           553           588           610
----------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                             A1            A1            A3            A3
     Standard and Poor's                                                  A            A-            A-            A-
Preferred Stock -
     Moody's                                                            "a2"          "a2"           NR            NR
     Standard and Poor's                                                 A-          BBB+          BBB+          BBB+
----------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                          94,766        93,486        92,094        89,951
Commercial                                                           12,298        12,135        11,812        11,405
Industrial                                                               69            69            67            67
Other                                                                   856           828           762           731
----------------------------------------------------------------------------------------------------------------------
Total                                                               107,989       106,518       104,735       102,154
======================================================================================================================
Employees (year-end)                                                    643           655           655           658



Note:
NR = Not Rated


                                                                22b




SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1996 Annual Report

---------------------------------------------------------------------------------------------------------------------
                                                                                    1996          1995          1994
---------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                     $101,607       $95,208       $89,195
Commercial                                                                        80,494        75,117        71,227
Industrial                                                                        37,077        36,040        32,906
Other                                                                              8,804         8,386         7,946
---------------------------------------------------------------------------------------------------------------------
Total retail                                                                     227,982       214,751       201,274
Sales for resale - non-affiliates                                                  1,998         1,851         4,786
Sales for resale - affiliates                                                      3,130         7,200         6,446
---------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         233,110       223,802       212,506
Other revenues                                                                       964         1,927          (721)
---------------------------------------------------------------------------------------------------------------------
Total                                                                           $234,074      $225,729      $211,785
=====================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                    1,456,651     1,402,148     1,298,122
Commercial                                                                     1,141,218     1,099,570     1,045,831
Industrial                                                                       838,753       887,141       799,543
Other                                                                            126,215       126,057       119,593
---------------------------------------------------------------------------------------------------------------------
Total retail                                                                   3,562,837     3,514,916     3,263,089
Sales for resale - non-affiliates                                                 91,610        87,747       201,716
Sales for resale - affiliates                                                     41,808        63,731        93,001
---------------------------------------------------------------------------------------------------------------------
Total                                                                          3,696,255     3,666,394     3,557,806
=====================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         6.98          6.79          6.87
Commercial                                                                          7.05          6.83          6.81
Industrial                                                                          4.42          4.06          4.12
Total retail                                                                        6.40          6.11          6.17
Sale for resale                                                                     3.84          5.98          3.81
Total sales                                                                         6.31          6.10          5.97
Residential Average Annual Kilowatt-Hour Use Per Customer                         13,771        13,478        12,686
Residential Average Annual Revenue Per Customer                                  $960.58       $915.15       $871.68
Plant Nameplate Capacity Ratings (year-end) (megawatts)                              788           788           788
Maximum Peak-Hour Demand (megawatts):
Winter                                                                               666           630           617
Summer                                                                               811           811           729
Annual Load Factor (percent)                                                        53.1          52.9          54.3
Plant Availability - Fossil-Steam (percent)                                         77.6          83.3          81.0
---------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                27.7          23.9          18.6
Oil and gas                                                                          3.1           5.9           1.8
Purchased power -
     From non-affiliates                                                             2.1           2.3           1.5
     From affiliates                                                                67.1          67.9          78.1
---------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0         100.0         100.0
=====================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                               11,888        12,146        11,786
Cost of fuel per million BTU (cents)                                              203.36        179.25        205.03
Average cost of fuel per net kilowatt-hour generated (cents)                        2.42          2.18          2.42
=====================================================================================================================


SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1996 Annual Report

-------------------------------------------------------------------------------------------------------------------------
                                                                          1993          1992          1991          1990
-------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                            $93,883       $82,670       $80,541       $87,063
Commercial                                                              71,320        64,756        61,827        65,462
Industrial                                                              36,180        33,171        30,492        30,237
Other                                                                    7,810         7,095         6,561         6,782
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                           209,193       187,692       179,421       189,544
Sales for resale - non-affiliates                                        6,021         7,821         7,813         9,482
Sales for resale - affiliates                                            2,433         1,505         1,430         5,566
-------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                               217,647       197,018       188,664       204,592
Other revenues                                                             795           743           982         1,043
-------------------------------------------------------------------------------------------------------------------------
Total                                                                 $218,442      $197,761      $189,646      $205,635
=========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                          1,329,362     1,216,993     1,195,005     1,183,486
Commercial                                                           1,015,935       953,840       925,757       892,931
Industrial                                                             854,324       861,121       825,862       644,704
Other                                                                  115,969       110,270       106,683       103,539
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                         3,315,590     3,142,224     3,053,307     2,824,660
Sales for resale - non-affiliates                                      247,203       367,066       372,085       441,090
Sales for resale - affiliates                                           75,384        37,632        32,581       294,042
-------------------------------------------------------------------------------------------------------------------------
Total                                                                3,638,177     3,546,922     3,457,973     3,559,792
=========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                               7.06          6.79          6.74          7.36
Commercial                                                                7.02          6.79          6.68          7.33
Industrial                                                                4.23          3.85          3.69          4.69
Total retail                                                              6.31          5.97          5.88          6.71
Sale for resale                                                           2.62          2.30          2.28          2.05
Total sales                                                               5.98          5.55          5.46          5.75
Residential Average Annual Kilowatt-Hour Use Per Customer               13,269        12,369        12,323        12,339
Residential Average Annual Revenue Per Customer                        $937.07       $840.23       $830.54       $907.68
Plant Nameplate Capacity Ratings (year-end) (megawatts)                    628           628           605           605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                     524           533           526           428
Summer                                                                     747           695           691           648
Annual Load Factor (percent)                                              54.1          55.0          54.1          53.2
Plant Availability - Fossil-Steam (percent)                               90.2          89.1          76.9          89.6
-------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                      21.5          12.0          16.3          52.8
Oil and gas                                                                4.5           2.9           1.7           3.4
Purchased power -
     From non-affiliates                                                   0.9           1.0           0.4           0.8
     From affiliates                                                      73.1          84.1          81.6          43.0
-------------------------------------------------------------------------------------------------------------------------
Total                                                                    100.0         100.0         100.0         100.0
=========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                     11,515        12,547        10,917        10,741
Cost of fuel per million BTU (cents)                                    215.97        201.50        199.42        188.18
Average cost of fuel per net kilowatt-hour generated (cents)              2.49          2.53          2.18          2.02
=========================================================================================================================



                                                                24a



SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1996 Annual Report

----------------------------------------------------------------------------------------------------------------------
                                                                       1989          1988          1987          1986
----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                         $85,113       $81,098       $79,785       $80,348
Commercial                                                           65,474        62,640        60,285        59,547
Industrial                                                           28,304        26,865        27,422        27,694
Other                                                                 6,892         6,557         6,315         6,300
----------------------------------------------------------------------------------------------------------------------
Total retail                                                        185,783       177,160       173,807       173,889
Sales for resale - non-affiliates                                     8,814           808             -             -
Sales for resale - affiliates                                         6,025         3,567             -             -
----------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            200,622       181,535       173,807       173,889
Other revenues                                                        1,177           905           900           958
----------------------------------------------------------------------------------------------------------------------
Total                                                              $201,799      $182,440      $174,707      $174,847
======================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                       1,109,976     1,067,411     1,044,554     1,021,905
Commercial                                                          839,756       806,687       775,643       746,133
Industrial                                                          561,063       533,604       557,281       515,544
Other                                                               101,164        97,072        94,949        92,471
----------------------------------------------------------------------------------------------------------------------
Total retail                                                      2,611,959     2,504,774     2,472,427     2,376,053
Sales for resale - non-affiliates                                   437,943        24,168             -             -
Sales for resale - affiliates                                       303,142       156,106             -             -
----------------------------------------------------------------------------------------------------------------------
Total                                                             3,353,044     2,685,048     2,472,427     2,376,053
======================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                            7.67          7.60          7.64          7.86
Commercial                                                             7.80          7.77          7.77          7.98
Industrial                                                             5.04          5.03          4.92          5.37
Total retail                                                           7.11          7.07          7.03          7.32
Sale for resale                                                        2.00          2.43          -             -
Total sales                                                            5.98          6.76          7.03          7.32
Residential Average Annual Kilowatt-Hour Use Per Customer            11,781        11,489        11,481        11,514
Residential Average Annual Revenue Per Customer                     $903.37       $872.87       $876.95       $905.27
Plant Nameplate Capacity Ratings (year-end) (megawatts)                 605           605           605           605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                  548           471           414           464
Summer                                                                  613           574           562           565
Annual Load Factor (percent)                                           52.4          53.4          53.6          51.1
Plant Availability - Fossil-Steam (percent)                            94.7          77.1          81.2          86.9
----------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                   63.5          79.8          74.3          81.9
Oil and gas                                                             1.4           5.4           4.4           6.8
Purchased power -
     From non-affiliates                                                1.5           5.9          19.9          11.3
     From affiliates                                                   33.6           8.9           1.4           -
----------------------------------------------------------------------------------------------------------------------
Total                                                                 100.0         100.0         100.0         100.0
======================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                  10,611        10,683        10,551        10,607
Cost of fuel per million BTU (cents)                                 180.48        178.31        176.10        186.30
Average cost of fuel per net kilowatt-hour generated (cents)           1.92          1.90          1.86          1.98
======================================================================================================================


                                                                24b